Exhibit 99.1
GMAC Financial Services Reports Preliminary Third Quarter
2008 Financial Results
•	Third quarter net loss of $2.5 billion

•	ResCap results continue to be affected by adverse market conditions

•	Insurance operation posted a profit

•	Auto finance actions align originations with funding

•	Cash and cash equivalents balance at $13.5 billion
NEW YORK — GMAC Financial Services reported a 2008 third quarter net loss of $2.5 billion, compared to a net loss of $1.6 billion in the third quarter of 2007. Results were primarily attributable to a significant loss at Residential Capital, LLC (ResCap) as adverse market conditions domestically and internationally continued to affect the mortgage business. GMAC’s automotive finance operation also experienced pressure from lower used vehicle prices and weaker consumer and dealer credit performance. Other items affecting results were realized losses and valuation adjustments on assets held for sale and certain other investment securities as a result of illiquidity in the credit and capital markets. These items were partially offset by profitable results in the insurance businesses.
“The economic and market conditions created an unrelenting environment for our business and the financial services sector overall,” said GMAC Chief Executive Officer Alvaro G. de Molina. “Clearly this weighed heavily on financial results in the third quarter.
“In this climate, our primary objective is to make prudent use of our resources and take the steps needed to address the reduced access to liquidity. In this regard, we’ve limited originations to match funding sources and are streamlining operations and evaluating opportunities to shed operations that are not essential to the core business,” said de Molina. “In addition, we are pursuing strategies to increase flexibility and access to funding such as participating in the Federal Reserve’s commercial paper purchase program via our asset-backed credit facility and engaging in discussions with regulatory authorities regarding bank holding company status.”

GMAC CONFIDENTIAL
Third Quarter Net Income/(Loss)
($ in millions)

	Q308	Q307	Change
Global Automotive Finance	($294)	$554	($848)
Insurance	97	117	(20)
ResCap	(1,912)	(2,261)	349
Other[1]	(414)	(6)	(408)

Net Income/(Loss)	($2,523)	($1,596)	($927)

[1]	Includes Commercial Finance operating segment, 21% ownership of former commercial mortgage unit and other corporate activities.
Liquidity and Capital
GMAC’s consolidated cash and cash equivalents were $13.5 billion at Sept. 30, 2008, down modestly from the cash and cash equivalents balance of $14.3 billion at June 30, 2008. Of these total balances, ResCap’s cash and cash equivalents balance was $6.9 billion at quarter-end, up from $6.6 billion at June 30, 2008. The change in consolidated cash is related to debt maturities at GMAC in the quarter, which were partially offset by reduced origination levels.
GMAC Bank assets and deposits continue to grow at a measured rate with total assets of $32.9 billion at quarter-end, which includes $8.5 billion of assets at the auto division and $24.4 billion of assets at the mortgage division. This compares to $31.9 billion at June 30, 2008. Deposits also increased in the third quarter to $17.7 billion at Sept. 30, 2008, compared to $16.9 billion at the end of the second quarter.
GMAC previously disclosed it is in discussions with federal regulatory authorities regarding, among other things, seeking bank holding company status under the Bank Holding Company Act of 1956, as amended. In conjunction with this initiative, GMAC intends to commence a private offer to exchange a significant amount of outstanding indebtedness for a reduced principal amount of new indebtedness. Timing and details should be disclosed in the near term.
Global Automotive Finance
GMAC’s global automotive finance business reported a net loss of $294 million in the third quarter of 2008, compared to net income of $554 million in the year-ago period. The decline in performance was primarily driven by an increase in credit reserves as a result of the continued deterioration in used vehicle prices, which affected certain retail balloon contracts. Also affecting results was an impairment on operating leases related

GMAC CONFIDENTIAL
to the truck vehicle portfolio in Canada, weaker consumer and dealer credit performance, and valuation adjustments on securitization retained interests.
New vehicle financing originations for the third quarter of 2008 decreased to $11.3 billion of retail and lease contracts from $14.5 billion in the third quarter of 2007, due to tighter underwriting standards and lower industry sales.
Due to the current volatility in the global capital and credit markets, GMAC has recently taken steps to more closely align auto financing activities with available funding. Most recently in October, the company implemented pricing and underwriting adjustments in the U.S. and select international markets. In addition, in Asia-Pacific, GMAC announced it would cease retail and wholesale originations in Australia and New Zealand by the end of the year. The company also ceased retail originations in seven European markets as of Nov. 1, 2008.
Credit losses have increased in the third quarter of 2008 to 1.55 percent of managed retail assets, versus 1.01 percent in the third quarter of 2007. The sharp increase is related to higher loss severity in North America and increased losses in Latin America due to weaker economic conditions. Delinquencies remained almost flat with the year-ago period at 2.62 percent. Increased loan servicing efforts and tighter underwriting aided in keeping delinquencies from increasing during this weaker economic environment.
Insurance
GMAC’s insurance business recorded net income of $97 million, down from net income of $117 million in the third quarter of 2007. Performance reflects slightly lower written premium and a decline in investment income due to realized losses and an impairment on Lehman Brothers securities as a result of recent market volatility.
The insurance investment portfolio was $6.6 billion at Sept. 30, 2008, compared to $7.5 billion at Sept. 30, 2007. The decrease in the portfolio is related to a dividend payment to GMAC and changes in the market conditions that have caused the portfolio to have aggregate unrealized losses.

GMAC CONFIDENTIAL
On Nov. 3, 2008, GMAC agreed to divest its reinsurance business, GMAC RE, to Maiden Holdings, Ltd. This transaction is part of GMAC’s strategy to pursue opportunities to shed non-core operations in an effort to preserve capital.
Real Estate Finance
ResCap reported a net loss of $1.9 billion for the third quarter of 2008, compared to a net loss of $2.3 billion in the year-ago period. Results are primarily attributable to continued adverse market conditions, which drove high credit-related provisions and weak revenue.
During the third quarter, ResCap announced additional actions to significantly streamline operations, reduce cost and adjust its lending footprint. These actions included closing all GMAC Mortgage retail offices, ceasing originations through the Homecomings wholesale broker channel and further curtailing business lending and international business activities. In addition, ResCap entered into an agreement to sell the GMAC Home Services business to Brookfield Residential Property Services.
ResCap’s U.S. residential finance business was negatively affected by lower mortgage production and a decrease in net servicing fees. While prime conforming loan production decreased year-over-year with $6.8 billion in the third quarter of 2008 versus $12.2 billion in the year-ago period, production of higher-margin government loans increased to $4.1 billion this quarter compared to $1.4 billion in the third quarter of 2007.
The international mortgage business experienced a net loss in the third quarter related to weakening consumer credit in key markets and increased cost of funds. ResCap has currently suspended all production outside of the U.S. with the exception of Canadian insured loans. ResCap’s international business is now focused on management of assets in the U.K. and continental Europe. Results were also negatively affected by unfavorable foreign currency movements. The business lending operation experienced continued losses in the third quarter due to high levels of loss provisions and other impairments related to the current real estate market conditions.
In the third quarter, GMAC forgave $101.5 million of debt outstanding under the mortgage servicing rights credit facility with ResCap as a capital contribution to the

GMAC CONFIDENTIAL
mortgage subsidiary. In addition, GMAC also forgave $95.3 million of outstanding principal and accrued unpaid interest on ResCap notes held by GMAC. In October, GMAC forgave additional debt to ensure that ResCap remained compliant with the tangible net worth covenant.
Adverse market conditions have made it difficult for ResCap to maintain adequate capital and liquidity levels. As a result, absent economic support from GMAC, substantial doubt exists regarding ResCap’s ability to continue as a going concern.
Outlook
The global capital and credit markets remain disrupted and general economic conditions have deteriorated. GMAC’s business continues to be affected by these conditions and has led the company to take several actions to manage resources during this volatile environment. These steps include:
•	Aligning auto originations with available committed funding sources in the U.S. and abroad

•	Streamlining operations to suit the current business plans

•	Growing GMAC Bank within the regulatory guidelines

•	Reducing risk in the balance sheet

•	Divesting select non-core operations such as GMAC Global Home Services and GMAC Reinsurance
GMAC is focused on pursuing strategies to increase flexibility and access to liquidity with the primary focus of continuing to support automotive dealers and customers.
About GMAC Financial Services
GMAC Financial Services is a global finance company operating in and servicing North America, South America, Europe and Asia-Pacific. GMAC specializes in automotive finance, real estate finance, insurance, commercial finance and online banking. As of Dec. 31, 2007, the organization had $249 billion in assets and serviced 15 million customers. Visit the GMAC media site at www.media.gmacfs.com for more information.

GMAC CONFIDENTIAL
Contact:
Gina Proia
917-369-2364
gina.proia@gmacfs.com
Forward-Looking Statements
In this earnings release and related comments by GMAC LLC (“GMAC”) management, the use of the words “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements herein and in related charts and management comments, other than statements of historical fact, including without limitation, statements about future events and financial performance, are forward-looking statements that involve certain risks and uncertainties.
While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and GMAC’s and Residential Capital LLC’s (“ResCap”) actual results may differ materially due to numerous important factors that are described in the most recent reports on SEC Forms 10-K and 10-Q for GMAC and ResCap, each of which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. Such factors include, among others, the following: securing low cost funding for GMAC and ResCap and maintaining the mutually beneficial relationship between GMAC and General Motors Corporation (“GM”); our ability to maintain an appropriate level of debt and liquidity; the profitability and financial condition of GM; restrictions on ResCap’s ability to pay dividends to us; recent developments in the residential mortgage and capital markets; continued deterioration in the residual value of off-lease vehicles; the impact on ResCap of the continuing decline in the U.S. housing market; changes in U.S. government-sponsored mortgage programs or disruptions in the markets in which our mortgage subsidiaries operate; disruptions in the markets in which we fund GMAC’s and ResCap’s operations, with resulting negative impact on our liquidity; uncertainty concerning our ability to access federal liquidity programs; changes in our contractual servicing rights; costs and risks associated with litigation; changes in our accounting assumptions that may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; changes in the credit ratings of ResCap, GMAC or GM; changes in economic conditions, currency exchange rates or political stability in the markets in which we operate; and changes in the existing or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations.
Investors are cautioned not to place undue reliance on forward-looking statements. GMAC undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other such factors that affect the subject of these statements, except where expressly required by law.

GMAC Financial Services Preliminary Unaudited Third Quarter 2008 Financial Highlights
($ in millions)

				Memo:
		3Q	3Q	2Q
Summary Statement of Income	Note	2008	2007	2008

Revenue
Total financing revenue		$4,641	$5,381	$4,822
Interest expense		2,906	3,715	2,869
Depreciation expense on operating lease assets		1,412	1,276	1,401
Impairment of investment in operating leases		93	—	716

Net financing revenue (loss)		230	390	(164)
Other revenue
Servicing fees		441	548	465
Servicing asset valuation and hedge activities, net		(261)	(123)	(185)
Insurance premiums and service revenue earned		1,123	1,143	1,123
Gain (loss) on mortgage and automotive loans, net		25	(320)	(1,099)
Investment (loss) income		(216)	13	185
Other income		373	602	990

Total other revenue		1,485	1,863	1,479
Total net revenue		1,715	2,253	1,315
Provision for credit losses		1,099	964	771
Noninterest expense
Compensation and benefits expense		612	628	591
Insurance losses and loss adjustment expenses		642	659	714
Other operating expenses		1,967	1,211	1,548
Impairment of goodwill and other intangible assets		16	455	—

Total noninterest expense		3,237	2,953	2,853
Loss before income tax (benefit) expense		(2,621)	(1,664)	(2,309)
Income tax (benefit) expense		(98)	(68)	173

Net loss		($2,523)	($1,596)	($2,482)

		Sep 30,	Dec 31,	Sep 30,
Select Balance Sheet Data		2008	2007	2007
| | | | | Cash and cash equivalents $13,534 $17,677 $23,923
Loans held for sale		11,979	20,559	23,992
Finance receivables and loans, net	1
Consumer		72,925	87,769	106,542
Commercial		39,497	39,745	40,558
Investments in operating leases, net	2	30,628	32,348	31,300
Total debt	3	160,631	193,148	221,100

		Third Quarter		Nine Months
Operating Statistics		2008	2007	2008	2007

GMAC’s Worldwide Cost of Borrowing	4	6.15%	6.51%	6.17%	6.30%

(1)	Finance receivables and loans are net of unearned income

(2)	Net of accumulated depreciation

(3)	Represents both secured and unsecured on-balance sheet debt such as commercial paper, medium-term notes and long-term debt

(4)	Calculated by dividing total interest expense (excluding marked-to-market adjustments and intercompany interest) by total borrowings

GMAC Financial Services Preliminary Unaudited Third Quarter 2008 Financial Highlights (Continued)
($ in millions)

			Third Quarter		Nine Months
GMAC Automotive Finance Operations		Note	2008	2007	2008	2007
Net Income
North American Operations (NAO)			($250)	$438	($950)	$1,058
International Operations (IO)			(44)	116	197	289

Net Income			($294)	$554	($753)	$1,347

Consumer Portfolio Statistics
NAO	Number of contracts originated (# thousands)		393	510	1,270	1,448
	Dollar amount of contracts originated		$10,601	$13,856	$34,268	$38,633
	Dollar amount of contracts outstanding at end of period	5	$59,175	$65,237
	Share of new GM retail sales		42%	45%	45%	45%
	Mix of retail & lease contract originations (% based on # of units):
	New		75%	79%	75%	80%
	Used		25%	21%	25%	20%
	GM subvented (% based on # of units)		82%	84%	80%	85%
	Average original term in months (US retail only)		65	59	63	57
	Off-lease remarketing (US only)
	Sales proceeds on scheduled lease terminations (36-month) per vehicle — Serviced	6,7	$12,765	$15,250	$13,413	$15,539
	Off-lease vehicles terminated — Serviced (# units)	7	108,063	80,449	328,438	237,812
	Sales proceeds on scheduled lease terminations (36-month) per vehicle — On-balance sheet	6	$12,987	$15,750	$13,481	$15,769
	Off-lease vehicles terminated — On-balance sheet (# units)	8	58,418	30,150	161,176	87,371
IO	Number of contracts originated (# thousands)		160	179	540	537
	Dollar amount of contracts originated		$2,733	$2,968	$9,280	$8,686
	Dollar amount of contracts outstanding at end of period	9	$17,694	$17,911
	Mix of retail & lease contract originations (% based on # of units):
	New		85%	84%	85%	83%
	Used		15%	16%	15%	17%
	GM subvented (% based on # of units)		39%	42%	40%	42%
Asset Quality Statistics
NAO	Annualized net retail charge-offs as a % of managed assets	10	1.90%	1.19%	1.71%	1.17%
	Managed retail contracts over 30 days delinquent	10,11	2.69%	2.69%	2.44%	2.52%
	Serviced retail contracts over 30 days delinquent	11,12	2.66%	2.54%	2.43%	2.33%
IO	Annualized net charge-offs as a % of managed assets	10	0.70%	0.49%	0.72%	0.56%
	Managed retail contracts over 30 days delinquent	10,11	2.51%	2.50%	2.47%	2.56%
Operating Statistics
NAO	Allowance as a % of related on-balance sheet consumer receivables at end of period		4.37%	3.72%
	Repossessions as a % of average number of managed retail contracts outstanding	10	2.65%	2.43%	2.57%	2.25%
	Severity of loss per unit serviced — Retail	12
	New		$11,720	$9,077	$10,919	$8,829
	Used		$9,269	$7,295	$8,710	$7,044
IO	Allowance as a % of related on-balance sheet consumer receivables at end of period		1.61%	1.46%
	Repossessions as a % of average number of contracts outstanding		0.69%	0.73%	0.69%	0.76%

(5)	Represents on-balance sheet assets, which includes $6.1 billion of loans held for sale in 2008

(6)	Prior period amounts based on current vehicle mix, in order to be comparable

(7)	Serviced assets represent operating leases where GMAC continues to service the underlying asset

(8)	GMAC-owned portfolio reflects lease assets on GMAC’s books after distribution to GM of automotive leases in connection with the sale transaction which occurred in November 2006

(9)	Represents on-balance sheet assets including retail leases

(10)	Managed assets represent on and off-balance sheet finance receivables and loans where GMAC continues to be exposed to credit and/or interest rate risk

(11)	Represents percentage of average number of contracts outstanding. Excludes accounts in bankruptcy.

(12)	Serviced assets represent on and off-balance sheet finance receivables and loans where GMAC continues to service the underlying asset

GMAC Financial Services Preliminary Unaudited Third Quarter 2008 Financial Highlights (Continued)
($ in millions)

		Third Quarter		Nine Months
ResCap Operations	Note	2008	2007	2008	2007

Net Income (loss)		($1,912)	($2,261)	($4,631)	($3,425)
Gain (loss) on sale of mortgage loans, net
Domestic		$32	($107)	($213)	($351)
International		(171)	(463)	(1,735)	(280)

Total Gain (loss) on sale of mortgage loans		($138)	($570)	($1,948)	($631)
Portfolio Statistics
Mortgage loan production
Prime conforming		$6,766	$12,174	$34,390	$34,425
Prime non-conforming		250	4,993	1,838	27,798
Government		4,137	1,378	9,873	5,458
Nonprime		—	221	3	4,246
Prime second-lien		86	1,440	872	6,472

Total Domestic		11,239	20,206	46,976	78,399
International		627	9,068	3,867	23,258

Total Mortgage production		$11,866	$29,274	$50,843	$101,657
Mortgage loan servicing rights at end of period		$4,725	$5,547
Loan servicing at end of period
Domestic		$391,945	$427,440
International		34,079	38,200

Total Loan servicing		$426,023	$465,640
Asset Quality Statistics — ResCap Consolidated
Provision for credit losses by product
Mortgage loans held for investment		$533	$788	$1,158	$1,436
Lending receivables		118	93	256	313

Total Provision for credit losses		$652	$881	$1,414	$1,749
Allowance by product at end of period
Mortgage loans held for investment		$975	$1,734
Lending receivables		564	325

Total Allowance by product		$1,539	$2,060
Allowance as a % of related receivables at end of period
Mortgage loans held for investment		3.27%	2.85%
Lending receivables		12.95%	4.12%
Total Allowance as a % of related receivables		4.50%	3.00%
Nonaccrual loans at end of period		$7,477	$8,993
Nonaccrual loans as a % of related receivables at end of period		21.88%	13.10%
Total nonperforming assets		$8,496	$10,655
GMAC Insurance Operations
Net Income		$97	$117	$364	$391
Premiums and service revenue written		$1,042	$1,063	$3,241	$3,097
Premiums and service revenue earned		$1,114	$1,133	$3,322	$3,206
Combined ratio	13	90.9%	95.3%	94.2%	92.3%
Investment portfolio fair value at end of period				$6,639	$7,518
Memo: After-tax at end of period
Unrealized gains		$104	$156
Unrealized losses		(172)	(42)

Net unrealized capital gains		($68)	$114

(13)	Combined ratio represents the sum of all incurred losses and expenses (excluding interest and income tax expense) divided by the total of premiums and service revenues earned and other income

Numbers may not foot due to rounding